Exhibit 10.2

CONSULTING AND SEPARATION AGREEMENT

    This Consulting and Separation Agreement (the “Agreement”) is made and entered into effective as of the 30th day of November 2009 by and between BKEP Management, Inc. (formerly SGLP Management, Inc.), a Delaware corporation (“BKEP”), and Michael J. Brochetti (“Brochetti”) (collectively, the “Parties”).  Reference is made herein to the Employment Agreement effective as of February 22, 2007 between BKEP GP Management, Inc. (formerly SemGroup Energy Partners Management, Inc.) and Brochetti (the “Employment Agreement”).  Capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings given such terms in the Employment Agreement.

1.	Modification of Employment Terms; Termination of Employment.

    (a) Effective as of December 1, 2009 (the “Consultant Start Date”), Brochetti has been removed from any and all officer positions he has held with BKEP, the MLP, the General Partner and any affiliates.  Such termination shall be deemed for the purposes of the Employment Agreement to be a termination without Cause under Section 6.C. of the Employment Agreement and the provisions of Sections 6.B. and 6.C. shall apply, subject to the provisions of this Agreement.  As of December 1, 2009, Brochetti shall remain employed by BKEP as a Treasury and Corporate Development Consultant with BKEP in accordance with the terms and conditions of this Agreement.  As of the Consultant Start Date, Brochetti and BKEP agree as follows:

    (i) In his capacity as Treasury and Corporate Development Consultant, Brochetti shall perform such transitional duties in connection with operational matters of BKEP as Brochetti has traditionally performed as Executive Vice President-Corporate Development and Treasurer of BKEP, as may be directed by the Board, the President, or other appropriate officer of the General Partner;

    (ii) In consideration of the consulting services to be performed by him hereunder, Brochetti shall receive twenty-five thousand dollars ($25,000) per month during the period beginning on the Consultant Start Date and ending on the Separation Date (as defined in Section 1(b));

    (iii) Brochetti shall continue to be entitled to benefits as specified in Section 4.D. of the Employment Agreement in a manner consistent with the benefits Brochetti is receiving immediately prior to the Consultant Start Date, as may be modified for similarly situated executives of BKEP;

    (iv) Brochetti shall be entitled to a payment of $180,000 in accordance with the SemGroup Energy Partners G.P., L.L.C. 2009 Executive Cash Bonus Plan (the “Cash Bonus Plan”), payable no later than December 10, 2009, and Brochetti shall have no further right to additional payments under the Cash Bonus Plan;

    (v) Brochetti shall not be entitled to any additional incentive compensation or performance bonus payments;

    (vi) Brochetti shall remain subject to the Policy on the Prevention of Insider Trading and Misuse of Confidential Information of Semgroup Energy Partners, L.P; and

    (vii) The continued employment contemplated by this Agreement may be terminated by either party hereto upon 5 days written notice to the other party.

    (b) Effective as of February 28, 2010 (the “Separation Date”), Brochetti’s employment as a Treasury and Corporate Development Consultant shall terminate without the need for further action by the Parties.  Notwithstanding the foregoing, if Brochetti’s employment terminates prior to the Separation Date pursuant to Section 1(a)(vii), such earlier termination date shall be considered the “Separation Date.”

    (c) At any time following the Consultant Start Date and prior to the Separation Date, Brochetti may retrieve (or caused to be retrieved), and BKEP shall reasonably cooperate with Brochetti in facilitating the retrieval of items owned by Brochetti in Brochetti’s former BKEP offices.

2.	Separation Benefits.

    In accordance with Section 6.C. of the Employment Agreement and in consideration of Brochetti’s execution (without revocation) of this Agreement and his release of claims as provided in this Agreement, BKEP agrees to provide Brochetti with the following payments and benefits, less all required withholding and other authorized deductions, on the next day following the Waiver Effective Date (as defined in Section 17):

    (a) The sum of $600,000, which is an amount equal to 24 months of Brochetti’s Base Salary.

    (b) Continued participation in all group health plans (medical, dental and vision), if any, of BKEP, until the first anniversary of the Separation Date, as if there has been no termination of employment.  Brochetti’s right to continued coverage under BKEP’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) will commence after the first anniversary of the Separation Date.

3.	Payment of Accrued Benefits and Reimbursements Through Separation Date.

    (a) Within 10 days of the Separation Date, in accordance with Section 6.A. of the Employment Agreement, Brochetti shall be entitled to Brochetti’s Base Salary which has accrued for services performed through the Separation Date but which has not yet been paid, less all required withholding and authorized deductions, through the Separation Date.

    (b) Within 30 days of the Separation Date, in accordance with Section 4.D(2) of the Employment Agreement, all reasonable out-of-pocket expenses incurred by Brochetti in the course of performance of his duties under the Employment Agreement on or before the Separation Date, provided that Brochetti submits a written request (following BKEP’s standard business procedure) on or before 10 business days following the Separation Date.  If Brochetti fails to timely submit a request for reimbursement, Brochetti will be deemed to have waived the claim for reimbursement.  BKEP will not reimburse Brochetti for expense reports submitted after 10 business days following the Separation Date.

4.	No Other Compensation.

    Except as set forth in Sections 2 and 3 above, Brochetti shall not be entitled to any other salary, commission, bonuses, employee benefits (including long and short term disability, 401(k), and pension), expense reimbursement or compensation from BKEP or its affiliates after the Separation Date and all of Brochetti’s rights to salary, commission, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the Separation Date from BKEP (other than vested benefits under BKEP’s benefit plans which are payable to Brochetti pursuant to the terms and conditions set forth in the applicable plan documents) shall cease upon the Separation Date, other than those expressly required under applicable law (such as COBRA).

5.	Indemnification.

    The Parties recognize that Brochetti is an Indemnitee under the Amended and Restated Limited Liability Company Agreement of SemGroup Energy Partners G.P., L.L.C. and the First Amended and Restated Agreement of Limited Partnership of SemGroup Energy Partners, L.P., and an Indemnification Agreement between Brochetti and Blueknight Energy Partners, L.P. (formerly SemGroup Energy Partners, L.P.), all dated as of July 20, 2007.  Brochetti has claimed certain rights to indemnification under those agreements as the result of, inter alia, the following litigation matters:  (a) Chapter 11; Case No. 08-11525 (BLS) In Re:  SEMCRUDE, L.P., et al, Debtors; In the United States Bankruptcy Court for the District of Delaware; (b) Adversary No. 09-50189-BLS; Official Committee of Unsecured Creditors of Semcrude, L.P., et al and Bank of America, N.A., vs. Thomas L. Kivisto, Gregory C. Wallace, Westback Publishing Co., LLC, Brent Cooper, Kevin L. Foxx, Alex G. Stallings; and (c) SemGroup Energy Partners, L.P., Securities Litigation, Case No. 08-MD-01989-GKF-FHM, United States District Court for the Northern District of Oklahoma.  Nothing in this Agreement is intended to terminate or limit any of Brochetti’s indemnification rights under the agreements described above, which shall remain effective subject to their terms and conditions.

6.	General Release.

    In accordance with Section 6.C. of the Employment Agreement and in consideration of the payments to be made hereunder and having acknowledged the above-stated consideration as full compensation for and on account of any and all injuries and damages which Brochetti has sustained or claimed, or may be entitled to claim, Brochetti, for himself, and his heirs, executors, administrators, successors and assigns, does hereby release, forever discharge and promise not to sue BKEP, BKEP GP Management, Inc. (formerly SemGroup Energy Partners Management, Inc.), Blueknight Energy Partners G.P., L.L.C. (formerly SemGroup Energy Partners, G.P., L.L.C.) and Blueknight Energy Partners, L.P. (formerly SemGroup Energy Partners, L.P.), their parents, subsidiaries, affiliates, successors and assigns, and their past and present officers, directors, partners, employees, members, managers, shareholders, agents, attorneys, accountants, insurers, heirs, administrators, executors (collectively the “Released Parties”) from any and all claims, liabilities, costs, expenses, judgments, attorney fees, actions, known and unknown, of every kind and nature whatsoever in law or equity, which Brochetti had, now has, or may have against the Released Parties relating in any way to Brochetti’s employment with BKEP or BKEP GP Management, Inc.or termination thereof, including but not limited to, (a) all claims for contract damages, tort damages, special, general, direct, punitive and consequential damages, compensatory damages, loss of profits, attorney fees and any and all other damages of any kind or nature; (b) all contracts, oral or written, between Brochetti and any of the Released Parties except as otherwise described herein; (c) any business enterprise or proposed enterprise contemplated by any of the Released Parties, as well as (d) anything done or not done prior to and including the date of execution of this Agreement ((a)-(d), collectively, the “Released Employment Matters”).

    Brochetti understands and agrees that this release and covenant not to sue shall apply to any and all claims or liabilities arising out of or relating to Brochetti’s employment with BKEP and the termination of such employment, including, but not limited to:  claims of discrimination based on age, race, color, sex (including sexual harassment), religion, national origin, marital status, parental status, veteran status, union activities, disability or any other grounds under applicable federal, state or local law, including, but not limited to, claims arising under the Age Discrimination in Employment Act of 1967, as amended; the Americans with Disabilities Act; the Fair Labor Standards Act; the Family and Medical Leave Act; and Title VII of the Civil Rights Act, as amended, the Civil Rights Act of 1991; 42 U.S.C. § 1981, the Employee Retirement Income Security Act, the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended, the Rehabilitation Act of 1973, the Equal Pay Act of 1963 (EPA) as well as any claims regarding wages; benefits; vacation; sick leave; business expense reimbursements; wrongful termination; breach of the covenant of good faith and fair dealing; intentional or negligent infliction of emotional distress; retaliation; outrage; defamation; invasion of privacy; breach of contract; fraud or negligent misrepresentation; harassment; breach of duty; negligence; discrimination; claims under any employment, contract or tort laws; claims arising under any other federal law, state law, municipal law, local law, or common law; any claims arising out of any employment contract, policy or procedure; and any other claims related to or arising out of his employment or the separation of his employment with BKEP except for any claims based on the indemnification provisions of the agreements described in Section 5 above.

    In addition, Brochetti agrees not to cause or encourage any legal proceeding related to the Released Employment Matters to be maintained or instituted against any of the Released Parties.

    This release does not apply to any claims for unemployment compensation or any other claims or rights which, by law, cannot be waived, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however that Brochetti disclaims and waives any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.

    Nothing in this Agreement shall be construed to release any Released Party from (i) any of the obligations set forth in this Agreement, (ii) any of the indemnification obligations described in Section 5 above, or (iii) from any and all claims, liabilities, costs, expenses, judgments, attorney fees, actions, known and unknown, of every kind and nature whatsoever in law or equity, which Brochetti had, now has, or may have against the Released Parties which are not Released Employment Matters.

7.	Acknowledgement of Waiver of Claims under ADEA.

    Brochetti expressly acknowledges that he is voluntarily, irrevocably and unconditionally releasing and forever discharging BKEP and its respective present and former parents, subsidiaries, divisions, affiliates, branches, insurers, agencies, and other offices from all rights or claims he has or may have against BKEP including, but not limited to, without limitation, all charges, claims of money, demands, rights, and causes of action arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of ADEA.  Brochetti further acknowledges that the consideration given for this waiver of claims under the ADEA is in addition to anything of value to which he was already entitled in the absence of this waiver.  Brochetti further acknowledges:  (a) that he has been informed by this writing that he should consult with an attorney prior to executing this Agreement; (b) that he has carefully read and fully understands all of the provisions of this Agreement; (c) he is, through this Agreement, releasing BKEP from any and all claims pursuant to the ADEA through the date hereof; (d) he understands and agrees that this waiver and release does not apply to any claims that may arise under the ADEA after the date he executes this Agreement; (e) he has at least 45 days within which to consider this Agreement; and (f) he has seven days following his execution of this Agreement to revoke the Agreement (as provided in Section 17 of this Agreement); and (g) this Agreement shall not be effective until the revocation period has expired and Brochetti has signed and has not revoked the Agreement.

    Attached as Appendix A is a list of the job titles and ages of all individuals in the same organizational unit (corporate headquarters) and same or similar job (executive officer) who are part of the November 2009 reduction in force.  Attached as Appendix B is a list of the ages of all individuals in the same organizational unit (corporate headquarters) and same or similar job (executive officer) who are being retained.

8.	Return of Confidential Information and Equipment.

    (a) The Parties agree that all terms and provisions of Section 7.A. of the Employment Agreement related to Confidential Information shall remain in full force and effect as provided in the Employment Agreement.

    (b) In accordance with Section 7.B. of the Employment Agreement, Brochetti agrees to deliver to BKEP (and will not keep in Brochetti’s possession) specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Brochetti pursuant to Brochetti’s employment with BKEP or otherwise belonging to BKEP, its successors or assigns.

9.	Non-Disparagement.

    Brochetti shall not, directly or indirectly, make or cause to be made and shall use his best commercial efforts to cause the officers, directors, employee, agents and representatives of any entity or person controlled by Brochetti not to make or cause to be made, any disparaging, denigrating, derogatory or other negative, misleading or false statements orally or in writing to any person or entity, including members of the investment community, press, and customers, competitors and advisors to BKEP, about BKEP, its shareholders, subsidiaries or affiliates, their respective officers or members of their boards of directors, or the business strategy or plans, policies, practices or operations of BKEP, its shareholders, subsidiaries or affiliates; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information by Brochetti to any state or federal law enforcement agency or require notice to BKEP thereof.

    BKEP agrees to use its best commercial efforts to prevent its officers, directors, managers, supervisors, employees, agents and representatives from making any disparaging, denigrating, derogatory or other negative, misleading or false statements orally or in writing to any person or entity, including members of the investment community, press, and customers, competitors and advisors to BKEP regarding Brochetti; provided, however, that nothing in this Agreement shall apply to or restrict in any way the communication of information by BKEP to any state or federal law enforcement agency or require notice to Brochetti thereof.

10.	Cooperation Agreement; Acknowledgement of Brochetti Seeking New Employment.

    (a) Brochetti acknowledges that in the course of his employment with BKEP, Brochetti has gained knowledge and experience and/or was a witness to events and circumstances that may arise in or relate to BKEP’s defense or prosecution of current or subsequent proceedings.  During the term of Brochetti’s employment as a Treasury and Corporate Development Consultant, Brochetti agrees to cooperate fully with BKEP’s reasonable request as a witness and/or consultant in defending or prosecuting claims of all kinds, including but not limited to, any litigation, administrative actions or arbitrations.

    (b) BKEP acknowledges that Brochetti may actively seek employment with (or other association with) third parties during the term of his employment as a Treasury and Corporate Development Consultant, some of whom may be in direct competition with the business of BKEP, provided that (i) Brochetti may not use or disclose Confidential Information in violation of Section 8(a) of this Agreement and (ii) if Brochetti accepts employment with a third party that competes with BKEP, Brochetti will be required to resign from BKEP immediately.

    (c) Notwithstanding the Arbitration Provision set forth in Section 11 of this Agreement, the Parties agree that either party may resort to Oklahoma state courts having equity jurisdiction in and for Tulsa County, Oklahoma and the United States District Court for the Northern District of Oklahoma, to enforce this Section 10 of the Agreement by injunctive relief.  The Parties agree that this promise is a material inducement to each party entering into this Agreement.  Additionally, the Parties agree that either party may enforce this promise without posting a bond and without giving notice to the maximum extent permitted by law.

11.	Arbitration.

    Any dispute arising out of or relating to this Agreement, including the breach, termination or validity thereof, shall be finally resolved by arbitration in accordance with the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration in effect on the date of this Agreement by a single arbitrator selected in accordance with the CPR Rules.  The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, and judgment on the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.  The place of arbitration shall be in Tulsa, Oklahoma.  The arbitrator’s decision must be based on the provisions of this Agreement and the relevant facts, and the arbitrator’s reasoned decision and award shall be binding on the Parties.  Nothing herein is or shall be deemed to preclude BKEP’s resort to the injunctive relief prescribed in this Agreement, including any injunctive relief implemented by the arbitrator pursuant to this Section 11.  The Parties will each bear their own attorneys’ fees and costs in connection with any dispute.

12.	Resolution of Claims.

    The provisions of this Agreement are contractual and not merely recitals and are intended to resolve disputed claims.  No party hereto admits liability of any kind and no portion of this Agreement shall be construed as an admission of liability.

13.	No Assignment of Claims.

    Brochetti and BKEP represent, recognizing that the truth of the following representation is a material consideration upon which this Agreement is based, that they have not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any claim or any portion thereof, or interest therein relating to any claims being released by any party to this Agreement, and that they are unaware of any other entity having any interest in such claims, and agree to indemnify and hold the other party harmless from and against any and all claims, based on or arising out of any such third-party interest in, or assignment or transfer, or purported assignment or transfer of, any claims, or any portion thereof or interest therein.

14.	Governing Law.

    This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma (except that no effect shall be given to any conflicts of law principles thereof that would require the application of the laws of another jurisdiction).

15.	Notice.

    All notices and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by registered or certified mail (return receipt requested and with postage prepaid thereon) or by facsimile transmission to the respective parties at the following addresses (or at such other address as either party shall have previously furnished to the other in accordance with the terms of this Section):

    if to BKEP:

       BKEP Management, Inc.
       Two Warren Place
        6120 South Yale Avenue, Suite 500
       Tulsa, Oklahoma 74136
       Attention:  Chairman of the Board

    if to Brochetti:

       Michael J. Brochetti
       4608 E 109th Place
       Tulsa, OK 74137

16.	Sufficient Time to Review.

    Brochetti acknowledges and agrees that: (i) he has had reasonable and sufficient time to read and review this Agreement and that he has, in fact, read and reviewed this Agreement; (ii) that he has the right to consult with legal counsel regarding this Agreement and is encouraged to consult with legal counsel with regard to this Agreement; (iii) that he has had (or has had the opportunity to take) 45 calendar days to discuss the Agreement with a lawyer of his choice before signing it and, if he signs before the end of that period, he does so of his own free will and with the full knowledge that he could have taken the full period; (iv) that he is entering into this Agreement freely and voluntarily and not as a result of any coercion, duress or undue influence; (v) that he is not relying upon any oral representations made to him regarding the subject matter of this Agreement; (vi) that by this Agreement he is receiving consideration in addition to that which he was already entitled; and (vii) that he has received all information he requires from BKEP in order to make a knowing and voluntary release and waiver as provided in Sections 6 and 7 above.

17.	Revocation/Payment.

    Brochetti acknowledges and agrees that he has seven days from the date of the execution of this Agreement within which to rescind or revoke this Agreement by providing notice in writing to BKEP.  Brochetti further understands that the Agreement will have no force and effect until the end of that seventh day (the “Waiver Effective Date”), and that, he will receive the payments and benefits identified in Section 2 above following BKEP’s receipt of the Agreement as executed by Brochetti if the Agreement is not revoked prior to the Waiver Effective Date.  If Brochetti revokes the Agreement pursuant to this Section 17, this Agreement shall be deemed null and void.

18.	Taxes.

    All payments made by BKEP under this Agreement will be subject to applicable federal, state and local taxes, and withholdings required for the same, which taxes will be the responsibility of Brochetti.

19.	Entire Agreement; Severability.

    This Agreement constitutes the entire agreement and understanding among the Parties and replaces, cancels and supersedes any prior agreements and understandings relating to the subject matter hereof including, without limitation, the Employment Agreement, except as expressly provided herein, and all prior representations, agreements, understandings and undertakings among the parties hereto with respect to the subject matter hereof are merged herein.  The Parties agree that this Agreement is the entire agreement between the parties relating to the subject matter hereof, and that there is no agreement, representation or other inducement for the execution of this Agreement other than the consideration recited herein.

    Should any provision of this Agreement be found to be invalid or unenforceable, the remaining provisions of this Agreement shall be deemed to be in full force and effect to the fullest extent permitted by law.  Any waiver of any term or provision of this Agreement shall not be deemed a continuing waiver and shall not prevent the Parties’ enforcement of such provision in the future.

20.	Confidentiality.

    The Parties agree that the contents of this Agreement, including but not limited to its financial terms, are and will be kept strictly confidential by the Parties.  By executing this Agreement, each Party agrees and represents that it has maintained and will maintain the confidential nature of the agreement and has not and will not disclose its terms to any third party, except to (a) such party’s legal counsel, tax advisors and immediate family members who agree to keep it confidential; (b) as required by law in which case such party shall notify the other party in writing in advance of such disclosure; and (c) as necessary to enforce this Agreement.  Notwithstanding the foregoing, the Parties agree that this Agreement may be filed with the Securities and Exchange Commission as an exhibit to any appropriate securities filing, as determined by BKEP in its discretion.

21.	Section 409A.

    Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. §1.409A-2(b), and is intended to be: (i) exempt from Section 409A of the Internal Revenue Code of 1986, the regulations and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4), or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § 1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly.

22.	Binding Effect.

    This Agreement shall be binding on and inure to the benefit of each of the parties hereto, as well as their respective successors, assigns, heirs, executors and administrators.

BROCHETTI AFFIRMS THAT HE HAS CONSULTED WITH HIS ATTORNEY OR HAS HAD AN OPPORTUNITY TO DO SO PRIOR TO SIGNING THIS AGREEMENT AND THAT HE IS EXECUTING THE AGREEMENT VOLUNTARILY AND WITH FULL UNDERSTANDING OF ITS CONSEQUENCES.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement effective as of the date first written above.

BKEP Management, Inc.

By:           /s/ Alex G. Stallings______________
Name: Alex G. Stallings
Title:   Chief Financial Officer

Brochetti:

/s/ Michael J. Brochetti___________
Michael J. Brochetti